EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, made as of the 5th day of April, 2004, by and between Global ePoint, Inc., a Nevada corporation (“Buyer”) and Next Venture, Inc. d/b/a/ Sierra Group, a California corporation (“Company”).

BACKGROUND

Company is engaged in the business of design development and manufacture (through third party purveyors) of digital video recorders and related software (the “Business”) through its unincorporated Perpetual Digital Division (“Perpetual”);

Buyer currently manufactures the digital video recorders for Perpetual and has a division that provides digital technology. Buyer desires to acquire those assets scheduled on Exhibit A, being substantially all of the assets of Company used exclusively in its Perpetual Division, and Company desires to sell and assign such assets to Buyer, all on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the promises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Acquisition Transaction.

1.1. Purchase and Sale of Assets. On the Closing Date (as hereinafter defined), upon the terms and conditions herein set forth, Buyer agrees to purchase from Company, and Company agrees to sell, transfer, convey and deliver to Buyer, all of the Acquired Assets at the Closing (as hereinafter defined) for the payment specified in Section 1.3. As used herein, “Acquired Assets” shall mean materially all of assets of Company used exclusively in its Perpetual division, tangible and intangible, whether or not reflected on Company’s books or financial statements, including, without limitation, all government approvals and applications therefore (to the extent their transfer is permitted by law), certifications, trade secrets, trade contacts, trade knowledge, licenses, intellectual property, good will, contractual rights and other similar rights to the extent transferable, and more specifically described in Exhibit A hereto, excluding only the following (the “Excluded Assets”):

(a) Any assets used in whole or in part by Company in connection with other operations of the Company’s other and retained business operations, including but not limited to the Company’s construction, building maintenance, security installation and maintenance operations, including but not limited to all of Company’s furniture, fixtures and equipment, real property (whether owned or leased), management and accounting, bookkeeping, billing, record keeping systems, tools and equipment used in connection therewith and all contracts, and agreements with respect to such retained operations;

(b) Company’s accounts receivable;

(c) cash in banks and cash equivalent items.

1.2. No Assumption of Liabilities. Buyer will not assume any liabilities or obligations from the Company.

1.3. Purchase Price.

1.3.1. Cash Purchase Price. Subject to the adjustments set forth below, Buyer agrees to pay to Company $400,000 in cash (the “Cash Purchase Price”) without deduction, in accordance with the following schedule: $200,000 shall be delivered to the Company at Closing and $200,000, without deduction except as set forth in (a) below, within thirty (30) days from the Closing Date.

(a) Adjustments. The Cash Purchase Price, if necessary, shall be reduced dollar for dollar for the amount by which the value of the inventory transferred to Buyer on the Closing Date is less than $268,000 (valued at the amounts set forth on Exhibit B).

1.3.2. Deferred Payment. As additional consideration, Buyer causes its subsidiary, Best Logic, to defer the right to collect accounts receivable claimed due from Company by Best Logic in the amount of $151,858 (the “Deferred Payment”) through the first anniversary date following the Closing (the “Earn Out Period”), and Buyer shall cause Best Logic to waive a portion of such amount equal to 60% of the Gross Sales (defined below) accrued during the Earn Out Period. Therefore, if Gross Sales during the Earn Out Period equal or exceed $253,097, then the Deferred Payment ($253,097 times 60% equals $151,858) shall be deemed satisfied. If, however, Gross Sales during the Earn Out Period are less than $253,097, then Company shall pay to Best Logic, within thirty (30) days following delivery to Company of an invoice and documents supporting such calculation, 60% of the difference between actual Gross Sales and $253,097.

1.3.3. Earn Out Shares. As additional consideration, Buyer shall earn and be issued an amount of unregistered Section 144 common stock (the “Earn Out”) valued share-for-share, at the average closing price for traded GEPT common stock for the thirty (30) calendar days prior to date of issuance, equal the percentage specified below of the gross sales of products or services, net of returns, on an accrual basis, generated from the existing Perpetual product line or any product or service heretofore or hereafter developed by Buyer (subject to 1.3.3.1, excluding Buyer’s product line listed on Exhibit C as such product line exists on the date of this Agreement) that competes directly or indirectly with any existing Perpetual product line or service (including the point of sale interface box, the low end digital video recorder product, and other digital video recorder products), sold to RELL, Burtek or their subsidiaries (collectively referred to as “RELL”) from Perpetual, Buyer, Best Logic or their affiliates (the “Gross Sales”); provided however, that, subject to the limitations of Section 10.5:

(a) First, if Gross Sales are between $253,097.01 and $1,100,000, there shall be no Earn Out in shares; provided however, sixty percent (60%) of any Gross Sales above $253,097.01 and below $1,100,000 shall offset any other obligation owed by Company to Buyer hereunder.

(b) Then, for any portion of Gross Sales between $1,100,000.01 and $2,000,000, the Company shall be entitled to an Earn Out calculated based on forty percent (40%) of Gross Sales minus: (i) the amount of the Cash Purchase Price actually paid to Company, (ii) the amount of the Deferred Payment actually waived by Best Logic, (iii) the Warranty Back Charges, and (iv) the Audit Fees.

(c) Then, for any portion of Gross Sales between $2,000,000.01 and $5,500,000, the Company shall be entitled to an Earn Out based on sixty percent (60%) of the Gross Sales minus: (i) the amount of the Cash Purchase Price actually paid to Company, (ii) the amount of the Deferred Payment actually waived by Best Logic, (iii) the Warranty Back Charges, and (iv) the Audit Fees. Regardless of actual Gross Sales, for purposes of computing the Earn Out, Gross Sales shall be capped at $5,500,000 (i.e. the Earn Out cannot exceed $3,300,000 regardless of Gross Sales).

(d) Buyer shall deliver to Company a calculation of the Gross Sales within forty-five (45) days of the end of the Earn Out Period.

(e) As an illustration, if the Closing Date is April 5, 2004 and by April 5, 2005, Buyer has accrued Gross Sales of $3,000,000, Warranty Fees have been $5,000 and Audit Fees have been $10,000 and has paid to Company the $400,000 Cash Purchase Price and has caused Best Logic to defer the full $151,858 Deferred Payment, then Company shall accrue shares valued at $1,233,142, calculated as follows: $3,000,000 x 60% = $1,800,000 - $400,000 - $151,858 - $5,000 – $10,000 = $1,233,142) valued at the average for period from March 6 through April 5, 2005. If, by way of illustration, the average closing price of the common stock were $4 per share during such period, then the number of shares to be issued is 308,286 shares (i.e., $1,233,142 divided by $4.00). No fractional shares will be issued to Buyer.

(f) Company’s Earn Out shares shall carry with them piggy-back registration rights with shares owned by Company, any Director, or Officer of the Company or other person owning one percent (1%) or more of the Buyer’s shares (or rights to acquire such shares) and Buyer shall deliver to Company at the time of issuance of any shares to Company an agreement in the form of which is attached hereto as Exhibit D and incorporated herein by this reference. Subject to applicable securities laws, all shares of common stock shall have voting rights. Buyer will cause its legal counsel to issue such legal opinions as may be reasonably required by the Buyer’s stock transfer agent in connection with Company’s sale of its Earn Out shares pursuant to applicable securities rules and regulations.

(g) The purchase price shall be allocated (the “Allocations”) as set forth on Exhibit G, attached hereto and incorporated herein by this reference. Buyer shall pay applicable sales taxes, if any, (“Sales Taxes”) and shall indemnify, defend, and hold Company harmless for all obligations for Sales Taxes arising from or related to this Agreement.

1.3.3.1 Notwithstanding the provisions of Section 1.3.3, Buyer shall be free to sell any products to any customer other than RELL (and such sales shall be excluded from the calculation of the Earn Out Shares), provided, however, that Buyer shall not sell any product to any customer that results in a violation of the terms of any agreement with RELL and Buyer shall indemnify, defend and hold Company harmless from any loss, including the loss of any Earn Out, occasioned a violation of any agreement with RELL occurring after the Closing.

2. Representations Warranties and Covenants of Company. The Company hereby represents and warrants and covenants to Buyer, as follows:

2.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its assets and properties. The Company is duly qualified, licensed or admitted to do business in the State of California, the state of its incorporation and principal place of business.

2.2. Books and Records; Organizational Documents. To the best of Company’s knowledge, the minute books and stock record books and other similar records of the Company related to the transactions contemplated by this Agreement have been provided or made available to Buyer or its counsel prior to the execution of this Agreement, are complete and correct in all respects and have been maintained in accordance with sound business practices. To the best of Company’s knowledge, such minute books contain a true and complete record of all actions taken related to the transactions contemplated by this Agreement at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of the Company from the date of the Company’s incorporation through the date hereof. To the best of Company’s knowledge, the Company has prior to the execution of this Agreement delivered to Buyer true and complete copies of its articles of incorporation and bylaws, both as amended through the date hereof. To the best of Company’s knowledge, the Company is not in violation of any provisions of its articles of incorporation or bylaws.

2.3. Power, Authorization and Validity. Company has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly and validly approved by Company. No filing, authorization, consent or approval, governmental or otherwise, or filing with any governmental authority or court is necessary to enable Company to enter into, and to perform its obligations under this Agreement.

2.4. Company Financial Statements. Company has delivered an unaudited list of all assets of Perpetual to be delivered by Company as of date of Closing. Buyer shall, before or after the closing, have the right to cause its accountants to prepare for Buyer’s benefit audits the lists of assets delivered to Buyer by Company as may be required by the Buyer for its regulatory filings. It is anticipated that the Buyer may require audited balance sheets as of the most recent year end of Perpetual and audited income statements and statements of cash flows prepared in compliance with Generally Accepted Accounting Principals (“GAAP”) for the most recent year end of Perpetual to meet Buyer’s regulatory filings. Unaudited financial statements will also be necessary for the unaudited period from the date of the most recent year end through the Closing Date (collectively, the “Financial Statements). The Company’s statements heretofore have been unaudited and may not have been prepared in compliance with GAAP and therefore Company makes no representations or warranties about the accuracy or Compliance with GAAP of such financial statements. To enable the Company to comply with its regulatory obligations related to the transaction contemplated by this Agreement, if the Buyer’s legal counsel notifies the

Company in writing that an audit of the financial statements is required and describes such obligations with particularity (the “Audit Notification”) then the Buyer shall have the right to offset the audit fees actually paid to third parties by the Buyer and described in the Audit Notification, not to exceed $20,000 (the actual cost not to exceed $20,000 being referred to herein as “Audit Fees”) from the Earn Out share only and such sum shall not be deducted from the Cash Purchase price and shall under no circumstances be payable in cash from Company to Buyer.

2.5. No Undisclosed Liabilities. To the best of Company’s knowledge, there are no liabilities of, relating to or affecting Perpetual or any of its assets and properties, other than liabilities incurred in the ordinary course of business consistent with past practice and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Business or condition of Perpetual.

2.6. Taxes. To the best of Company’s knowledge, all tax returns required to have been filed by or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member have been duly and timely filed (including any extensions), and each such tax return correctly and completely reflects tax liability and all other information required to be reported thereon. To the best of Company’s knowledge, all such tax returns in any way affecting the transactions contemplated by this Agreement are true, complete and correct in all material respects.

2.7. Legal Proceedings. To the Best of Company’s knowledge, there is no action, suit, proceeding or investigation pending or currently threatened against the Company which questions the validity of this Agreement or the right of the Company to enter into them, or to consummate the transactions contemplated hereby and thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing, except as disclosed herein. The foregoing includes, without limitation, actions pending or threatened (or any basis therefore, known to the Company) involving the prior employment of any of the Company’s officers, directors or employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any judgment, decree or order of any court or government agency or instrumentality. To the best of Company’s knowledge, there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate except that there is currently a dispute with a former customer, Freeze Frame Video, which has demanded that the Company credit it in full for units sold to the customer prior to the Company’s contract with RELL, which Company has disclosed to Buyer, by among other things, delivering to Buyer a copy of a letter dated March 1, 2004 from RELL’s in-house legal counsel, Steven R. Smith, to Freeze Frame’s legal counsel, Michael J. Eyre. Buyer shall not be liable for any claims brought by Freeze Frame Video, or any customer to which products were sold prior to the date of this Agreement. The Company shall indemnify Buyer against any and all such claims brought by Freeze Frame Video or other customers to which products were sold prior to the date of this Agreement.

2.8. Compliance with Laws and Orders. To the best of Company’s knowledge, neither the Company nor any of its directors, officers, affiliates, agents or employees has violated in any material respect since the incorporation of the Company, or is currently in default or violation in any material respect under any law or order applicable to the Company or any of its assets and properties, and the Company is not aware of any claims of violation, or of any actual violation, of any such laws and orders by the Company since the incorporation of the Company.

2.9. Tangible Personal Property. The Company is in possession of and has good and marketable title to, all Acquired Assets contemplated to be transferred to Buyer pursuant to this Agreement. All Acquired Assets to be transferred to Buyer pursuant to this Agreement are free and clear of all liens and are adequate and suitable in all material respects for the conduct by the Company of its business as presently conducted, and to the best of Company’s knowledge are in good working order and condition in all material respects, ordinary wear and tear excepted, and their use complies in all material respects with all applicable laws.

2.10. Intellectual Property.

2.10.1. Company has provided to Buyer copies of all contracts with RELL and Digi-IT, reflecting all intellectual property rights that Company owns, or is licensed or otherwise possesses legally enforceable rights to use (all of which are referred to as the “Perpetual Intellectual Property Rights”) as more particularly reflected on Exhibit A, free and clear of all liens. Subject to the foregoing and subject to 2.10.1.1, Company represents and warrants that it holds a worldwide exclusive on the “Perpetual” graphic user interface and back settings from Digi-IT (collectively “Perpetual GUI”), but does not own any exclusive rights to the Digi-IT circuit boards Provided by Digi-IT.

2.10.1.1 Company hereby disclosed to Buyer that Greg Edelman is the owner of two registered service marks, for the name “Perpetual Video”, being mark number 2,214,724 and for certain artwork containing a “Ra” symbol orbited by atoms and encircled by the words “out of sight – out of mind – always there, being mark number 2,221,177. If Buyer desires to use these service marks, Buyer shall contract directly with Mr. Edelman for same. Company used the name “Perpetual Digital in marketing the digital video recorder that is the subject of this agreement, but has not formally registered any trademarks or service marks in connection with the name nor any artwork related thereto.

2.10.2. Subject to 2.10.1.1, the Company has all requisite non-exclusive right, title and interest in or valid and enforceable rights under contracts or licenses to use all Perpetual Intellectual Property necessary to the conduct of its business as presently conducted. Each item of Perpetual Intellectual Property is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any license and is free and clear of any liens).

2.10.3. Exhibit A contains an accurate and complete list of (i) all trademarks, trade names, service marks and registered copyrights and applications therefore included in the Perpetual Intellectual Property Rights, including the jurisdictions in which each such Perpetual Intellectual Property Right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all licenses, sublicenses, distribution agreements, options, rights (including marketing rights), and other agreements to which Company is a party and pursuant to which any person is authorized to use any Perpetual Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Perpetual (a “Perpetual Product”) or any adaptation, translation or derivative work based on any Perpetual Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which Company is authorized to use any third party technology, trade secret, know-how, process, trademark or copyright, including software (“Licensed Intellectual Property”), which is used in the manufacture of, incorporated in or forms a part of any Perpetual Product, (iv) all joint development agreements to which Company is a party, and (v) all agreements with governmental entities or other third parties pursuant to which Company has obtained funding for research and development activities.

2.10.4. The execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with, or Company will obtain all requisite consents by Closing such that this transaction will not result in any violation or breach of, or default (with or without notice or lapse of time or both) or give rise to any right, license or lien relating to any Perpetual Intellectual Property Rights, or right of termination, cancellation or acceleration of any Perpetual Intellectual Property Rights, or the loss or encumbrance of any Perpetual Intellectual Property Rights or material benefit related thereto, or result in or require the creation, imposition or extension of any lien upon any Perpetual Intellectual Property Rights or otherwise impair the right of Company or its customers to use the Perpetual Intellectual Property Rights in the same manner as such Perpetual Intellectual Property Rights are currently being used by Company or the customers of Company.

2.10.5. To the best of Company’s knowledge, all registered trademarks, service marks and copyrights issued to Company which relate to any Perpetual Product are valid and subsisting. The manufacturing, marketing, licensing or sale of any Perpetual Product does not infringe any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party. Company (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, trade name, service mark, copyright, mask work right, trade secret or other proprietary right of any third party and (ii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Perpetual Intellectual Property Rights or Licensed Intellectual Property. There is no outstanding order, writ, injunction, decree, judgment or stipulation by or with any court, administrative agency or arbitration panel regarding patent, copyright, trade secret, trademark, trade name, mask work right or other claims relating to the Perpetual Intellectual Property Rights to which Company is a party or by which it is bound.

2.10.6. All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporated, embodied or reflected in any Perpetual Product at any stage of its development were written, developed and created solely and exclusively by (i) employees of Company without the assistance of any third party or (ii) third parties who assigned or licensed ownership of their rights with respect thereto to Company by means of valid and enforceable agreements, which are listed and described in the Company on Exhibit A, and copies of which have been provided to Buyer.

2.10.7. Company is not, and, to the knowledge of Company, no other party to any licensing, sublicensing, distributorship or other similar arrangements with Company relating to the Perpetual Intellectual Property Rights is, in breach of or default under any material obligations under such arrangements.

2.10.8. To the knowledge of Company, no person is infringing on or otherwise violating any right of Company with respect to any Perpetual Intellectual Property Rights.

2.10.9. Except for agreements with RELL or affiliates of Buyer, Company has not assigned, sold or otherwise transferred ownership of, or granted an exclusive license or right to use, any trademark, mask work right or service mark.

2.10.10. To the best of Company’s knowledge, neither Company nor any of its officers has any patents issued or patent applications pending for any device, process, method, design or invention of any kind now used or needed by Perpetual in the furtherance of its business operations as currently being conducted or as currently proposed to be conducted by Perpetual, which patents or applications have not been assigned to Company with such assignment duly recorded in the United States Patent Office or with the applicable foreign governmental entity.

2.10.11. Contracts. Exhibit A contains a complete and accurate list of each contract affecting the Business of Perpetual in the following categories to which the Company is a party, or by which the Company is bound in any respect: (i) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or for the performance of services which are not terminable without penalty on thirty (30) days’ notice, in any case involving more than $25,000; (ii) contracts for the joint performance of work or services, and all other joint venture, collaboration, research, or other agreements and grant requests or proposals for research and development contracts in excess of $25,000 each; (iii) patents, patent licenses, sublicenses, royalty agreements and other contracts to which the Company is a party, or otherwise subject, relating to technical assistance or to Perpetual Intellectual Property Rights; and (vii) other material contracts.

2.10.12. Employees. The Company is not a party to any collective bargaining agreement and to the best of Company’s knowledge, there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company, or threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. To the best knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of the employees performing work for the Company but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company.

2.10.13. Environmental Matters. To the best of Company’s knowledge, the Company is, and at all times has been, in compliance with all applicable local, state and federal statutes, orders, rules, ordinances, regulations and codes and all judicial or administrative interpretations thereof (collectively, “Environmental Laws”) relating to pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as defined below) into or on land, ambient air, surface water, groundwater, personal property or structures (including the protection, cleanup, removal, remediation or damage thereof), or otherwise related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of Hazardous Substances. The Company has not received any notice of any investigation, claim or proceeding against the Company relating to releases or threatened releases of Hazardous Substances or any action pursuant to or violation or alleged violation under any Environmental Law, and the Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon the Company. As used in this Agreement, “Hazardous Substances” means any pollutant, contaminant, material, substance, waste, chemical or compound regulated, restricted or prohibited by any Environmental Law.

2.10.14. Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in Exhibit A or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement, contains any untrue statement of a material fact or to the best of Company’s knowledge, omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided Buyer with true, correct and complete copies of all of the contracts and licenses and other materials heretofore requested by or on behalf of Buyer in writing, and all other material information concerning the Company in the possession, custody or control of the Company.

3. Representations Warranties and Covenants of Buyer. As material inducement to Company to enter into this Agreement, Buyer makes the following representations and warranties to Company:

3.1. Corporate Status and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

3.2. Agreement Not in Breach of Other Instruments Affecting Buyer. The execution and delivery of this Agreement, the consummation of the transactions, including but not limited to the issuance of Buyer’s stock pursuant to the Earn Out Provisions provided for herein, and the fulfillment of the terms hereof by Buyer do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under any agreement, indenture or other instrument by which Buyer is bound, Buyer’s Articles of Incorporation or Bylaws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation.

3.3. Organizational Documents. The Buyer is not in violation of any provision of its articles of incorporation or bylaws.

3.4. Company Financial Statements. To the best of Buyer’s knowledge, there are no material inaccuracies with respect to such Buyer’s Financial Statements or other filings made with the Securities and Exchange Commission (“Buyer’s Financial Statements”.)

3.5. No Undisclosed Liabilities. To the best of Buyer’s knowledge, there are no material liabilities that are not reflected in the Buyer’s Financial Statements or other filings made with the Securities and Exchange Commission relating to or affecting Company or any of its assets and properties, other than liabilities incurred in the ordinary course of business consistent with past practice and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Buyer’s business.

3.6. Taxes. All tax returns required to have been filed by or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member, have been duly and timely filed (including any extensions), and each such tax return correctly and completely reflects tax liability and all other information required to be reported thereon. All such tax returns are true, complete and correct in all material respects.

3.7. Legal Proceedings. Except as disclosed by Buyer’s Financial Statement or other filings with the Securities and Exchange Commission, to the best of Buyer’s knowledge, there is no material action, suit, proceeding or investigation pending, including but not limited to any administrative or other proceeding by the any governmental agency or quasi governmental including but not limited to the Securities and Exchange Commission or National Association of Securities dealers on or any exchange upon which the Buyer’s shares are listed for sale or currently threatened against the Buyer or which questions the validity of this Agreement or the right of the Buyer to enter into it, or to consummate the transactions contemplated hereby and thereby, or which might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Buyer, financially or otherwise, or any change in the current equity ownership of the Buyer, nor is the Buyer aware that there is any basis for the foregoing, except as disclosed herein. The foregoing includes, without limitation, actions pending or threatened (or any basis therefore known to the Buyer) involving the prior employment of any of the Buyer’s officers, directors or employees, their use in connection with the Buyer’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Buyer is not a party or subject to the provisions of any judgment, decree or order of any court or government agency or instrumentality.

3.8. Compliance with Laws and Orders. Except as disclosed in the Buyer’s Financial Statements or other filings with the Securities and Exchange Commission, to the best of Buyer’s knowledge neither the Buyer nor any of its directors, officers, affiliates, agents or employees has violated in any material respect, or is currently in default or violation in any material respect under, any law or order applicable to the Company or any of its assets and properties, and the Company is not aware of any claim of violation, or of any actual violation, of any such laws and orders by the Company.

4. Continuation and Survival of Representations and Warranties. All representations and warranties, including information disclosed in on any schedule hereto, made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times; provided, however, that at Closing Company may deliver to Buyer modifications of its Disclosure Schedule to reflect changes thereto arising in the ordinary course of its Business since the date hereof, provided further that none of such changes, either individually or in the aggregate, is materially adverse to the Business or financial condition of Company. If any party hereto shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly give notice thereof to the other parties hereto. All representations and warranties contained herein shall survive the consummation of the transactions provided for in this Agreement; shall continue in full force and effect; and shall provide the basis for the remedies set forth herein or otherwise available to the non-breaching party. Each representation and warranty contained herein is independent of all other representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any representations or warranties contained herein shall not be construed as exceptions or qualifications to any other warranty or representation. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement.

5. Buyer’s Inspection’s Rights/Reliance on Buyer’s Own Inspection. Company has given to Buyer and its designated employees or representatives full access to all of the properties and assets of Company, to Company’s stock books, and to all of Company’s documents, books and records relating to its current and past operations and business of Perpetual. Company has permitted such employees and representatives to make copies of Company’s written materials and to interview and question Company’s employees. In regards to Buyer’s inspection rights, Buyer has inspected and relied on its own assessment. Except for the representations and warranties made by Company in this Agreement and any schedule or attachment hereto, Buyer is has entered into this agreement elected to purchase the Acquired Assets based solely upon its own investigation into the financial affairs of the Company and not on any representations or warranties made by Company with respect to the Company’s past, present or future operations or the profitability with respect thereto.

6. Commencement of Perpetual’s Business by Buyer. At the Closing (a) the operations of the Company’s Perpetual Division’s Business shall be transferred to the Buyer, (b) all employees working in the Perpetual Division will be terminated by the Company and if the Buyer so chooses, hired by Buyer, (c) Buyer shall assume all other operations that it deems necessary in order to begin operating Perpetual’s Business. Notwithstanding the foregoing, Buyer assumes no liabilities of Perpetual that relate to the operations prior to the Commencement Date.

7. Conditions Precedent to Buyer’s Obligation to Close. The following shall be conditions precedent to the obligation of Buyer to close hereunder, any of which may be waived in whole or in part by Buyer:

7.1. The following former employee of Company shall have executed and delivered to Buyer an employment agreement between Greg Edelman and Buyer in substantially the form attached hereto as Exhibit E and which shall enclose such non-competition and non-piracy covenants as may be agreed by and between Buyer and Mr. Edelman.

7.2. The Company shall have terminated the employment of Majo Nable, Jorge Martinez, Jack Nouriel and Dr. Sanj Gunetileke.

7.3. The Company shall have delivered to Buyer all necessary assignments required by third party consents for the transactions contemplated by this Agreement from business partners and contractors, including, but not limited to, RELL and Digi-IT, in a form of which shall be satisfactory to Buyer.

7.4. Each of the following employees, partners, and/or stockholders of Company shall have executed and delivered to Buyer a non-competition agreement in substantially the form attached hereto as Exhibit F.: Carl Frommer, Scott Martin and Richard Freeman.

7.5. Each of the representations and warranties of Company contained in this Agreement is now and, except as to those expressly limited to the date hereof, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct.

7.6. Each of the agreements, covenants and undertakings of Company contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

7.7. No litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of Company of Ten Thousand Dollars ($10,000) or more, in the aggregate, and not disclosed herein or which by reason of the nature of the relief sought might have a material adverse effect on Company’s Business or financial condition, shall be threatened or commenced against Company with respect to any matter; no litigation, governmental action or other proceeding shall be threatened or commenced against Company with respect to the consummation of the transactions provided for herein; and Company has no knowledge of any basis for such litigation, governmental action or proceeding.

7.8. All actions, proceedings, instruments and documents required to enable Company to perform this Agreement or matters incident thereto (other than matters for which Buyer is responsible under the terms of this Agreement), and all other legal matters not relating to a default by Buyer of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Buyer.

7.9. This Agreement shall have been approved and adopted by the Board of Directors of the Company and its shareholders to the extent required by law.

7.10. There shall not have occurred any material adverse change in the Business, Acquired Assets, financial condition or results of operations of Perpetual.

8. Conditions Precedent to Company’s Obligation to Close. The following shall be conditions precedent to the obligation of Company to close hereunder, any of which may be waived in whole or in part by Company.

8.1. Each of the representations and warranties of Buyer contained in this Agreement is now and, except as to those expressly limited to the date hereof, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct.

8.2. Each of the agreements, covenants and undertakings of Buyer contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.

8.3. All documents required to be delivered by Buyer at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

8.4. No event shall have occurred which renders Company incapable of complying with its obligations hereunder or the Conditions to closing set forth in Section 7 above.

8.5. Buyer shall have paid to Seller or directly to the California Board of Equalization, such sales taxes, if any, as may be accrued on the transactions contemplated by this Agreement.

8.6. The Buyer shall have delivered to Company all necessary assumptions contemplated by this Agreement, including, but not limited to assumptions of agreements with RELL and Digi-IT, in a forms of which are attached hereto as Exhibit H.

9. Closing.

9.1. Closing Date. The closing of the transactions provided for in this Agreement (herein sometimes called the “Closing”) shall take place upon the satisfaction of all closing conditions, but no later than April 5, 2004, or such other place and time as shall be agreed to between Buyer and Company. The date and time of Closing is sometimes herein called the “Closing Date.”

9.2. Deliveries by Company at Closing. At Closing, Company shall deliver or cause to be delivered to Buyer the following:

9.2.1. such instruments of sale, transfer, conveyance and assignment as Buyer may reasonably request to evidence and confirm Company’s sale and transfer of the Acquired Assets to Buyer.

9.2.2. Certificates of the President or a Vice-President of Company, dated as of the Closing Date, executed on behalf of the Company, confirming (a) the truth and correctness of all of the representations and warranties of Company contained herein in Section 2 as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 4 hereof, and (b) that all agreements and covenants of Company specified herein have been complied with;

9.2.3. the Certificate of the Secretary or an Assistant Secretary of Company, executed on behalf of the Company, dated the Closing Date, certifying minutes of meetings of Company’s Board of Directors and shareholders relating to this Agreement and the transactions provided for herein;

9.2.4. consents to the transaction contemplated by this Agreement executed by RELL and Digi-IT;

9.2.5. non-competition agreements in the form of Exhibit F executed by, Carl Frommer, Scott Martin and Richard Freeman.

9.3. Deliveries by Buyer at Closing. At the Closing, Buyer will deliver or cause to be delivered to Company the following:

9.3.1. the consideration specified in Section 1.3.1 to be paid in the form of certified check, bank officer’s check or wire transfer;

9.3.2. the Certificate of the Chief Executive Officer of Buyer, executed on behalf of Buyer, dated the Closing Date, confirming the truth and correctness of all of the representations and warranties of Buyer contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date; and

9.3.3. the Certificate of the Secretary or an Assistant Secretary of Buyer, executed on behalf of Buyer dated the Closing Date that the necessary corporate action by the Board of Directors of Buyer has been taken to authorize the consummation by Buyer of the transactions provided for herein.

9.3.4. the assumptions referenced in 8.7 above.

10. Pre Closing/Post Closing Indemnifications.

10.1. Indemnification by Company. Company agrees to indemnify and hold harmless Buyer and its successors and assigns and each such entity’s officers, directors, shareholders and agents (each of whom shall be a third party beneficiary hereof) from:

10.1.1. any actual or alleged claim, debt, liability, obligation, loss, fine, penalty, damage incurred by Company to any party, incurred prior to Closing hereunder or arising from any matter or thing occurring prior to Closing hereunder, including but not limited to claims made by governmental authorities for taxes or otherwise; and

10.1.2. any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs, expenses and interest incident to the foregoing.

10.2. Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Company and its successors and assigns and each such entity’s officers, directors, shareholders and agents (each of whom shall be a third party beneficiary hereof) from:

10.2.1. any actual or alleged claim, debt, liability, obligation, loss, fine, penalty, damage incurred by Company to any party, accrued following the Closing hereunder or arising from any matter or thing occurring following Closing hereunder, including but not limited to claims made by governmental authorities for taxes or otherwise; and

10.2.2. any and all actions, suits, proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs, expenses and interest incident to the foregoing.

The matters subject to the indemnity and defense provisions of Sections 10.1 and 10.2 shall be referred to herein in the singular as “Deficiency” and in the aggregate as “Deficiencies”.

10.3. Procedures for Establishment of Deficiencies.

10.3.1. In the event that any claim shall be asserted which, if sustained, would result in a Deficiency, the party asserting same shall, within a reasonable time after learning of such claim, notify the other party of such claim, and shall extend to the other party a reasonable opportunity to defend against such claim, at the other party’s sole expense and through legal counsel satisfactory to both parties, such satisfaction not to be withheld unreasonably, provided that the other party shall proceed in good faith, expeditiously and diligently. No effort to recover the amount of the Deficiency related to such claim shall be made by either while such defense is still being made until the earlier of (a) the resolution of said claim by Company with the claimant, or (b) the termination of the defense against such claim or the failure to prosecute such defense in good faith in an expeditious and diligent manner. Each party shall, at its option and expense, have the right to participate in any defense undertaken by the other party with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Deficiency may be made without the prior written consent of the other party unless prior to such settlement or compromise that party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses and any party affected thereby is furnished with security reasonably satisfactory that the party agreeing to the settlement or compromises will in fact pay such amount and expenses related top such settlement or compromise.

10.3.2. In the event that either asserts the existence of any Deficiency, that party shall give written notice (the “Deficiency Note”) to the other party of the nature and amount of the Deficiency asserted. If the party receiving the notice, within a period of thirty (30) calendar days after the giving of such notice, shall give written notice to the other party announcing such party’s intention to contest such assertion of (such notice being hereinafter called the “Contest Notice”), such assertion shall be deemed accepted by the receiving party and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the party sending the Deficiency Note within said thirty (30)-day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in Los Angeles County in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. The determination of the arbitrator(s) shall be delivered in writing to

Company and Buyer and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist by the arbitrator(s) shall be deemed established upon entry of the arbitrator(s) award in a court of competent jurisdiction.

10.3.3. Buyer and Company may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established.

10.4. Payment of Deficiencies. Each party shall have the right to set off each deficiency, as fully and finally established against obligations owed to the other Party hereto against the amount of the Earn Out.

10.5. Limitation. Notwithstanding anything to the contrary contained in this Agreement or applicable law, absent fraud or willful misconduct, the Company’s liability for any Deficiency or any other obligation to Buyer shall be limited to the amount of the Earn Out and under no circumstances shall Company be obligated to pay any sum to Buyer except for obligations for reimbursement of all or a portion of the Deferred Payment pursuant to Section 1.3.2. Notwithstanding anything to the contrary contained in this Agreement or applicable law, absent fraud or willful misconduct, the Buyer’s liability for any Deficiency (or any other obligation to Company shall be limited Three Million Three Hundred Thousand Dollars ($3,300,000) and under no circumstances shall Company be obligated to pay any sum to Company above such limitation.

11. Further Assurances. The parties agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing, and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

12. Restrictive Covenants.

12.1. Duration and Extent of Restriction. For a period of five (5) years following the Closing hereunder, Company will not directly or indirectly engage in, or directly or indirectly be financially interested in, any business which is engaged in the design and development of digital video recorders and related software, including the sale of Company products to competitors of Perpetual and/or Company, at any place in the United States. Nothing in the foregoing sentence shall be deemed, however, to prevent Company from owning securities of Buyer, or of any other publicly owned corporation engaged in any such business, provided that the total amount of securities of each class owned by Company either of record or beneficially in such other publicly owned corporation does not exceed one percent (1%) of the outstanding securities of such class. Further, nothing in this Agreement or any agreement or schedule attached hereto is deemed to prevent Company from selling, servicing and installing digital video recorders and all security related systems to end users in connection with its existing systems integration business.

12.2. Remedies for Breach. Company acknowledges that the restriction contained in Section 12.1 is reasonable and necessary in order to protect Buyer’s legitimate interests and that any violation thereof would result in irreparable injury to Buyer. Company therefore acknowledges and agrees that, in the event of any violation thereof, Buyer shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event that Section 12.1 is held to be in any respect an unreasonable restriction upon Company, then the court so holding may reduce the territory to which it pertains and/or the period of time during which it operates, or effect any other change to the extent necessary to render such Section enforceable by said court.

12.3. No Separate Consideration. The parties agree that the restrictions on Company in this Section 12 are an incidental part of the overall transaction contemplated by this Agreement; no part of the overall consideration being paid by Buyer to Company hereunder is being allocated separately to such restrictions; and no party will take a position inconsistent with the Allocations for tax or any other purpose.

13. Indemnity Against Brokerage Commissions and Finder’s Fees. The parties hereby represent and warrant that there is no person or entity entitled to receive from them any brokerage commission or finder’s fee in connection with this Agreement or the transactions provided for herein, and each party hereby indemnifies and agrees to save the others harmless from and against any claim for brokerage commission or finder’s fee based on any retention or alleged retention of a broker or finder by such party.

14. Post-Closing Operations of Perpetual’s Business. To provide continuity in customer service and product warranties, Buyer agrees to honor all customary warranties issued in the ordinary course of business by Company in connection with DVR products sold by Perpetual and outstanding prior to the Closing Date. Notwithstanding the foregoing, Buyer shall be entitled to offset from the Company’s Earn Out at the end of the Earn Out Period (but in no cases from any portion of the Cash Purchase Price), all costs and liabilities that are incurred after the Closing Date relating to warranties of DVR products sold by Company prior to the Closing Date, provided however, that Buyer shall provide direct labor and materials costs and no other costs, related to normal and customary warranty obligations for DVR products that were sold within the county of Los Angeles. As a condition to Company’s obligations as set forth in this Section 14, Buyer shall invoice the Company for actual warranty costs incurred by Buyer related to the above within fifteen (15) days of any repair, which invoice shall reflect a charge to Company for labor and materials at Buyer’s cost without markup (“Warranty Back Charges). If, at the end of the Earn Out period, Warranty Back Charges have not been fully offset by the Earn Out (irrespective of whether shares are due to Company as a result of the Earn Out), then Company shall pay to Buyer the portion of the Warranty Back Charges not so offset, in cash, within thirty (30) days’ written demand from Buyer.

15. Pricing of Perpetual Products to the Company. So long as the Company is not in violation of Section 12, Buyer shall offer distributorship type pricing for Perpetual products sold by Buyer to Company after the Closing, provided Company’s use of Perpetual products is limited to resale in the course of its integration business or for in-house use. Should the Company use

Perpetual products for any other purpose, such as wholesale distribution, the distributor type pricing shall not be made available. Buyer’s distributorship type pricing shall be at the lowest price charged for similar products by Buyer to Richardson Electronics. Such pricing shall only be applicable to the first 100 units sold to the Sierra Group per year for a maximum of two years from date of this Agreement. If more than 100 units are sold to the Sierra Group in any one year during that term, the distributor type pricing arrangement will not be applicable to the units sold in excess of the first 100 and the parties shall be free to negotiate another pricing arrangement.

16. Preservation of and Access to Books and Records and Cooperation with Filings.

16.1. Company will retain all books, records and other documents pertaining to its Business in existence on the Closing Date and make the same available after the Closing Date for inspection and copying by Buyer or any representative of Buyer at Buyer’s expense during the normal business hours of Company, upon reasonable request and upon reasonable notice. Without limiting the generality of the foregoing, Company will make available to Buyer and its representatives all information deemed necessary or desirable by Buyer in preparing its financial statements and preparing and filing its tax returns and conducing or defending any audits in connection therewith.

16.2. Company shall provide Buyer with all documents reasonably necessary to effect the transactions contemplated in this Agreement.

17. Termination.

17.1. This Agreement may be terminated at any time prior to the Closing Date only as follows:

17.1.1. by the written agreement of Buyer and Company;

17.1.2. by either Company or Buyer by written notice to the other parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. on April 5, 2004, unless such date shall be extended by the mutual written consent of Company and Buyer, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;

17.1.3. by Buyer by written notice to the other parties if (i) the representations and warranties of Company shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) if any of the conditions set forth in Section 7 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. on April 5, 2004, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

17.1.4. by Company by written notice to the other parties if (i) the representations and warranties of Buyer shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) if any of the conditions set forth in Section 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. on April 5, 2004, unless such failure shall be due to the failure of Company to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them prior to the Closing.

17.2. In the event of the termination of this Agreement pursuant to Section 17, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party’s breach of this Agreement.

18. Miscellaneous.

18.1. Any notice or other communication herein required or permitted to be given hereunder shall be in writing and may be delivered in person, with receipt acknowledged, sent by facsimile, with confirmation of receipt, by messenger, or by nationally recognized mail, registered or certified, return receipt requested, postage prepaid, and addressed as follows:

If to Company:

560 Riverdale Drive

Glendale, CA 91204

Facsimile: (818) 637-2111

Attention: Carl Frommer

With a copy to

Knapp, Petersen & Clarke, PC

500 N. Brand Boulevard, 20th Floor

Glendale, CA 93103

Facsimile: (818) 547-5329

Attn: James Phillippi, Esq.

In re: Sierra Group, 04157-00005

If to Buyer:

Address: 339 S. Cheryl Lane

City of Industry, CA 91789

Facsimile: (909) 598-5808

Attention: Toresa Lou, CEO

With a copy to

Pacific Law Group, LLP

224 Airport Parkway, Suite 525

San Jose, CA 95110

Facsimile (408) 573-0108

Attn: Sonoo Otsu, Esq.

In re: Global e-Point

18.2. Each of the parties hereto represents and warrants to the others that such party has all requisite power and authority, and has obtained all necessary corporate and other approvals, consents and authorizations, to execute and deliver this Agreement and all other documents, instruments and agreements contemplated hereunder, and to perform such party’s obligations hereunder.

18.3. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

18.4. This Agreement includes the entire agreement of the parties with respect to the purchase by Buyer of the Acquired Assets and the other matters set forth herein and supersedes all prior agreements and negotiations among the parties with respect thereto.

18.5. Each party will bear its respective expenses and fees of its own accountants, attorneys, investment bankers and other professionals incurred with respect to preparation of this Agreement and the transactions contemplated hereby. In the event an arbitration, suit or action is brought by any party under this Agreement arising from or related to this Agreement or to enforce or construe any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

18.6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same agreement.

18.7. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

18.8. The laws of the State of California shall govern the validity, construction, interpretation and enforcement effect of this Agreement.

18.9. Seller and Purchaser waive compliance with the provisions of the applicable statutes relating to bulk transfers.

18.10. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday.

18.11. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

18.12. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

18.13. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

18.14. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

18.15. If at any time during the term of this Agreement or following the Closing any dispute, difference, or disagreement shall arise with respect to this Agreement or the meaning and construction hereof or any mater related to this Agreement, every such dispute, difference, and disagreement shall be settled by Arbitration before the American Arbitration Association in accordance with the Rules described in Section 10.3.2. and the Award of the Arbitrator(s) shall be binding upon the parties and may be entered in a court of competent jurisdiction. In the event an arbitration, suit or action is brought by any party arising from or related to this Agreement to enforce any of its terms, or in any appeal therefrom, the prevailing party shall be entitled to reasonable attorneys fees and costs to be fixed by the arbitrator, trial court, and/or appellate court.

18.16. This Agreement constitutes the results of negotiations by each party hereto, each of which has had the opportunity to consult with legal counsel in connection herewith. Neither this Agreement in toto nor any Section hereof shall be construed for or against any party due to the fact that said Agreement or any Section thereof was drafted by a particular party.

18.17. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

18.18. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

Next Venture, Inc. d/b/a/ Sierra Group

By:	/s/ Carl Frommer
Name:	Carl Frommer
Title:	President

BUYER:

Global ePoint, Inc.

By:	/s/ John Pan
Name:	John Pan
Title:	Chairman and CFO